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                                                                   EXHIBIT 10.21


                     BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT


     This Agreement, made this 1st day of May, 2001, by and between Boston Private Financial Holdings, Inc. (hereinafter referred to as the "Company") and Timothy L. Vaill (hereinafter referred to as the "Executive");

                                   WITNESSETH:

WHEREAS, Executive currently occupies a position of key significance with the Company, and the Company desires to encourage Executive to remain with the Company and to continue Executive's contributions to the Company's growth;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the Company and Executive agree as follows:

1.   NORMAL RETIREMENT BENEFIT.

     (a) AMOUNT OF NORMAL RETIREMENT BENEFIT. Upon Termination of Employment on or after the Normal Retirement Age (defined as age 65) for any reason other than death, and subject to Paragraph 3 of this Agreement, the Company shall pay to the Executive an annual benefit in accordance with the following formula:

     1.167% times "Years of Service" (not to exceed 15) times "Final Average
     Pay"

     "Year of Service" means each calendar year in which Executive is credited with 1000 or more hours of service with the Company or with any subsidiary that together with the Company would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code. "Hours of service" shall have the same meaning as in the Boston Private Bank and Trust Company 401(k) Plan. Years of Service shall not exceed 15.

     "Final Average Pay" means the average of the Executive's base salary from the Company(or from any subsidiary that together with the Company would be treated as a single employer within the meaning of Sections 414(b), (c),
     (m) or (o) of the Code) for the three consecutive calendar year period ending with the year immediately preceding the year in which the Executive's Termination of Employment occurs.

     "Termination of Employment" for purposes of this Agreement means termination of employment with the Company and any subsidiary that, together with the Company, would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

     (b) PAYMENT OF NORMAL RETIREMENT BENEFIT. The Company shall pay the annual normal retirement benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's



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     Termination of Employment. The benefit shall be paid each month up to and including the month in which the Executive dies.

2. TERMINATION BENEFIT.

     (a) AMOUNT OF TERMINATION BENEFIT. Upon Termination of Employment prior to Normal Retirement Age for any reason other than death, and subject to Paragraph 3 of this Agreement, the Company shall pay to the Executive an amount equal to the vested portion of the Normal Retirement Benefit in accordance with the following schedule:

           Age at Termination                  Vested Percentage of
             of Employment                   Normal Retirement Benefit

            Younger than 61                                0%
                   61                                     20%
                   62                                     40%
                   63                                     60%
                   64                                     80%

     (b) PAYMENT OF TERMINATION BENEFIT. The Company shall pay the annual termination benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Termination of Employment. The benefit shall be paid each month up to and including the month in which the Executive dies.

3. TERMINATION FOR CAUSE. In the event the Executive's Termination of Employment is "for cause" then no benefit shall be payable to the Executive or to his surviving spouse under this Agreement, "For cause" means the Executive is wilfully engaging in misconduct which is demonstrably and materially injurious to the Company or its subsidiaries. However, no act, or failure to act, by Executive shall be considered wilful unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

4. DEATH BENEFITS.

     (a) DEATH AFTER TERMINATION OF EMPLOYMENT. If the Executive is married on the date of his Termination of Employment, and is married to the same individual on the date of his death, then the Company shall pay the Executive's surviving spouse monthly payments equal to 75% of the monthly benefit, if any, which was being paid to the Executive prior to his death. This survivor benefit shall be paid each month commencing with the month following the Executive's death and continue up to and including the month in which the surviving spouse dies. If the Executive is not married on the date of his Termination of Employment, or if the Executive is not married to the same individual on the date of his death, then no survivor benefits shall be paid under this Paragraph 4(a).

     (b) DEATH DURING EMPLOYMENT. If the Executive dies while in the active employment of the Company, or any subsidiary that together with the Company would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code, and


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     the Executive is married on his date of death, then the Company shall pay the Executive's surviving spouse monthly payments equal to 75% of the monthly benefit that would have been payable to the Executive under Paragraph 1(a) of this Agreement had he attained age 65 and retired on his date of death (using Years of Service accrued as of the date of death). This survivor benefit shall be paid each month commencing with the month following the Executive's death and continue up to and including the month in which the surviving spouse dies, If the Executive is not married on the date of his death, then no survivor benefits shall be paid under this Paragraph 4(b).

5. MISCELLANEOUS.

     (a) PAYMENT OF BENEFITS FROM GENERAL ASSETS: UNSECURED CREDITOR STATUS. All benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall not be required to set aside any funds to discharge its obligations hereunder, but the Company may set aside such funds if it chooses to do so. Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Company with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in the Executive or the Executive's Beneficiary, and legal and equitable title to any funds so set aside shall remain in the Company. The rights of the Participant and his beneficiary under this Agreement shall be no greater than the rights of a general unsecured creditor of the Company. Nothing contained in this Agreement shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

     (b) NO ENLARGEMENT OF EMPLOYEE RIGHTS. It is distinctly understood and agreed that nothing contained in this Agreement shall in any way obligate the Company to retain the Executive in its employment for any period of time nor in any way affect the Company's right to change at any tithe the Executive's future rate of salary, the methods or conditions for payment thereof, or any other aspect of his employment.

     (c) SPENDTHRIFT PROVISION. No interest of the Executive or his beneficiary under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit payment be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     (d) FACILITY OF PAYMENT. If a benefit is payable under this Agreement to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from ail liability with respect to such benefit.



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     (e) CORPORATE SUCCESSORS. This Agreement shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other entity.

     (f) TAX WITHHOLDING AND REPORTING. The Company shall have the right to deduct any required withholding taxes from any payment made under this Agreement.

     (g) CLAIMS. In the event the Executive or a beneficiary makes a claim for benefits under this Agreement, and such claim is denied (in whole or in part), the claimant shall receive notice from the Company, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Agreement. Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Company, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90 day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Company expects to render its decision. Any such extension shall not exceed 90 days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant within sixty (60) days to the Company. The Company shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons, unless special circumstances require an extension of time for reviewing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial sixty (60) day period. Any such extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed 60 days. No member of the Board of Directors, or any committee thereof, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

     (h) APPLICABLE LAW. This Agreement shall be construed and administered under the laws of the Commonwealth of Massachusetts. In the event any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Agreement, and the Agreement shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

     This Agreement shall be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 210(2), 301(a)(3) and 401(a)(1) of the employee Retirement Income Security Act of 1974, as amended ("ERISA").

6. AMENDMENT AND TERMINATION. This Agreement may be amended only by written agreement of the Executive and the Company. This Agreement shall terminate when all benefit payable hereunder, if any, have been paid.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.



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EXECUTIVE



/s/ TIMOTHY L. VAILL
----------------------------------
Timothy L. Vaill


BOSTON PRIVATE FINANCIAL HOLDINGS, INC.



By: /s/ WALTER M. PRESSEY
    ------------------------------

Title: President



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